Form 10-K, Exhibit 13
period 1995-12-31
GRIFFIN REAL ESTATE FUND II
filed 1996-03-29
CIK 319716

EXHIBIT 13

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                      INCLUDED IN ANNUAL REPORT (FORM 10-K)

              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                                TABLE OF CONTENTS
                                                                           Page

Independent Auditor's Report.............................................    1

Balance Sheets, December 31, 1995 and 1994...............................    2

Statements of Operations for the Years Ended
December 31, 1995, 1994 and 1993.........................................    3

Statements of Cash Flows for the Years
Ended December 31, 1995, 1994 and 1993...................................    4

Statements of Changes in Partners' Deficit
for the Years Ended December 31, 1995, 1994 and 1993.....................    5

Notes to Financial Statements............................................ 6-10

Financial Statement Schedules............................................   11

      III     Real Estate and Accumulated Depreciation,
              December 31, 1995..........................................   11


      All schedules other than those indicated in the Table of Contents have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

                          INDEPENDENT AUDITOR'S REPORT



Griffin Real Estate Fund-II,
A Limited Partnership
Minneapolis, Minnesota


We have audited the accompanying balance sheets of Griffin Real Estate Fund-II, A Limited Partnership, as of December 31, 1995 and 1994, and the related statements of operations, changes in partner's deficit, and cash flows for each of the years in the three-year period ended December 31, 1995. Our audits also included the financial statement schedules listed in the table of contents at
Exhibit I. These financial statements and financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Real Estate Fund-II, A Limited Partnership, as of December 31, 1995 and 1994, and the results of its operations and its cash flows of each of the years in the three-year period ended December 31, 1995 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                         LARSON, ALLEN, WEISHAIR & CO., LLP



Minneapolis, Minnesota
March 11, 1996

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1995 AND 1994


                                               1995            1994
                                           ------------    ------------
ASSETS

Cash and cash equivalents                  $  1,044,305    $    742,672
Escrow deposits                                 331,948         625,910
Receivables and other assets                     45,562          49,902
                                           ------------    ------------
   Total                                      1,421,815       1,418,484
                                           ------------    ------------

PROPERTY AND EQUIPMENT:
Land                                          2,160,676       2,160,676
Buildings and improvements                   22,028,985      21,432,061
Furniture and equipment                       2,076,669       2,076,669
                                           ------------    ------------
   Total                                     26,266,330      25,669,406
Less accumulated depreciation                13,062,669      12,183,949
                                           ------------    ------------
   Property and equipment - net              13,203,661      13,485,457
                                           ------------    ------------

Debt financing costs (net of accumulated
   amortization - 1995, $158,997;
   1994, $77,350)                               212,201         280,363
                                           ------------    ------------

   TOTAL ASSETS                            $ 14,837,677    $ 15,184,304
                                           ============    ============


LIABILITIES AND PARTNERS' DEFICIT

LIABILITIES:
Accounts payable:
   Affiliate                               $     27,712    $     24,778
   Other                                        151,350         125,637
Security deposits                               143,572         131,777
Accrued expenses:
   Real estate taxes                            559,044         569,145
   Interest                                     100,506          95,976
Mortgage notes payable                       14,801,452      15,067,907
                                           ------------    ------------

   Total liabilities                         15,783,636      16,015,220
                                           ------------    ------------

PARTNERS' DEFICIT:
General Partner                                (521,918)       (516,592)
Limited Partners                               (424,041)       (314,324)
   Total Partners' Deficit                     (945,959)       (830,916)
                                           ------------    ------------

TOTAL LIABILITIES AND PARTNERS'
DEFICIT                                    $ 14,837,677    $ 15,184,304
                                           ============    ============


See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                        1995           1994          1993
                                     -----------    -----------   -----------
REVENUES:
Rent (less vacancies:
   1995, $117,629; 1994, $190,560;
   1993, $237,699)                   $ 5,142,356    $ 4,833,598   $ 4,605,304
Interest                                  47,135         34,108        16,661
Other                                    283,399        280,966       263,182
                                     -----------    -----------   -----------
Total revenues                         5,472,890      5,148,672     4,885,147
                                     -----------    -----------   -----------

EXPENSES:
Interest                               1,239,396      1,233,398     1,272,829
Depreciation and amortization            960,367        911,261       886,031
Real estate taxes                        546,083        575,493       494,179
Repairs and maintenance                  716,057        703,387       421,603
Utilities                                460,305        498,909       487,086
Salaries and employee benefits           509,800        502,232       540,271
Management fees to related parties       292,361        269,439       254,764
Administrative                           260,500        127,508       149,957
Insurance                                151,849        163,071       162,676
Bad debts                                   (227)         6,495        16,613
Other                                     11,418          5,964          --
                                     -----------    -----------   -----------
   Total expenses                      5,147,909      4,997,157     4,686,009
                                     -----------    -----------   -----------

NET INCOME                           $   324,981    $   151,515   $   199,138
                                     ===========    ===========   ===========



NET INCOME ALLOCATED
   TO GENERAL PARTNER                $    16,249    $     7,576   $     9,957
                                     ===========    ===========   ===========

NET INCOME ALLOCATED
   TO LIMITED PARTNERS               $   308,732    $   143,939   $   189,181
                                     ===========    ===========   ===========

PER UNIT:
   NET INCOME                        $    141.10    $     65.76   $     86.34
                                     ===========    ===========   ===========


See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993

                                            1995           1994            1993
                                         -----------    -----------    -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                               $   324,981    $   151,515    $   199,138
   Adjustments to reconcile net
      income to net cash
      provided by operating
      activities:
         Depreciation and amortization       960,367        911,261        886,031
      Decrease (increase) in:
         Receivables and other assets          4,340          9,416         (9,542)
         Escrows                             293,962       (243,562)       (33,246)
      Increase (decrease) in:
         Accounts payable                     28,647          2,271       (160,733)
         Security deposits                    11,795          9,741          8,538
         Accrued expenses                     (5,571)        22,810        (44,351)
                                         -----------    -----------    -----------
Net cash provided by operating
   activities                              1,618,521        863,452        845,835
                                         -----------    -----------    -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment       (596,924)      (771,276)      (315,883)
                                         -----------    -----------    -----------
Net cash used by
   investing activities                     (596,924)      (771,276)      (315,883)
                                         -----------    -----------    -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from mortgage notes and
      contracts for deed payable                --        5,600,000        257,700
   Repurchase of limited
      partner units                           (8,530)          --          (25,475)
   Distributions to partners                (431,494)          --             --
   Payments on mortgages
         and contracts for deed             (266,455)    (5,777,861)      (213,814)
   Payments for debt
      financing costs                        (13,485)      (183,629)          --
                                         -----------    -----------    -----------
Net cash provided (used) by financing
   activities                               (719,964)      (361,490)        18,411
                                         -----------    -----------    -----------

INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                      301,633       (269,314)       548,363

CASH AND CASH EQUIVALENTS
   - BEGINNING OF YEAR                       742,672      1,011,986        463,623
                                         -----------    -----------    -----------

CASH AND CASH EQUIVALENTS
   - END OF YEAR                         $ 1,044,305    $   742,672    $ 1,011,986
                                         ===========    ===========    ===========

CASH PAID FOR INTEREST                   $ 1,234,866    $ 1,243,216    $ 1,272,477
                                         ===========    ===========    ===========



See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                          CHANGES IN PARTNERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993


                              GENERAL        LIMITED
                             PARTNER'S      PARTNERS'
                              EQUITY         EQUITY
                             (DEFICIT)      (DEFICIT)        TOTAL
                            -----------    -----------    -----------
PARTNERS' DEFICIT
   DECEMBER 31, 1992        $  (534,125)   $  (621,969)   $(1,156,094)

NET INCOME                        9,957        189,181        199,138

REPURCHASE OF SEVEN UNITS          --          (25,475)       (25,475)
                            -----------    -----------    -----------

PARTNERS' DEFICIT
   DECEMBER 31, 1993           (524,168)      (458,263)      (982,431)

NET INCOME                        7,576        143,939        151,515
                            -----------    -----------    -----------


PARTNERS' DEFICIT
   DECEMBER 31, 1994           (516,592)      (314,324)      (830,916)

NET INCOME                       16,249        308,732        324,981

REPURCHASE OF TWO UNITS            --           (8,530)        (8,530)

DISTRIBUTIONS                   (21,575)      (409,919)      (431,494)
                            -----------    -----------    -----------
PARTNERS DEFICIT
   DECEMBER 31, 1995        $  (521,918)   $  (424,041)   $  (945,959)
                            ===========    ===========    ===========


See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

1.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         Description of the Partnership - Griffin Real Estate Fund-II, A Limited Partnership (the Partnership), was organized on September 18, 1980 under the laws of the State of Minnesota. As of December 31, 1995 there are 2,200 limited partnership units authorized and 2,187 outstanding.

         Statements of Cash Flows - For the purpose of the statements of cash flows, the Partnership considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents of $1,044,305, and $742,672 at December 31, 1995 and 1994 respectively, consist of government money market portfolios with banks and are recorded at cost which approximates market value. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

         Use of Estimates - The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expense during the reported period. Actual results could differ from those estimates.

         Financial Instruments - The carrying amounts for all financial instruments approximates fair value. The carrying amounts for cash, receivables, accounts payable and accrued liabilities, and loans payable approximate fair value because of the short maturity of these instruments. The fair value of long-term debt approximates the current rates at which the Partnership could borrow funds with similar remaining maturities.

         Properties and Depreciation - Properties are stated at cost including capitalized acquisition fees and are depreciated using a straight-line method over the estimated useful lives of the related assets (buildings, 25 years; furnishings and equipment, 5 years). For income tax purposes, the Partnership depreciates the buildings over 15 to 19 years using the Accelerated Cost Recovery System. Building improvements made subsequent to January 1, 1987 are depreciated over 27.5 years using the Modified Cost Recovery System for tax purposes.

         Escrow Deposits - The escrow deposits consist of funds held for future payment of real estate taxes, insurance premiums and replacement reserves for major expenditures.

         Leases - Apartment leases are generally renewable on a six month to one year basis.

         Offering Costs - Expenses incurred in connection with the registration and offering of the partnership units syndication costs, including selling commissions and advertising, are recorded as a reduction of Partners' Equity. Such costs are not deductible for income tax purposes by the Partnership nor its partners.

         Debt Financing Costs - Costs incurred in connection with securing financing on Partnership properties have been capitalized and are being amortized on the straight-line basis over the remaining life of the related financing agreement.

         Income Taxes - The financial statements of the Partnership do not include a provision for income taxes as the income and losses of the Partnership are allocated to the individual partners for inclusion in their income tax returns.

                          GRIFFIN REAL ESTATE FUND II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993



         Net Income Per Limited Partnership Unit - The net income per limited partnership unit is computed by dividing the net income allocated to limited partners by the weighted average number of limited partnership units outstanding during the year.

         Recently Issued Accounting Standards - The Financial Accounting Standards Board ("FASB") issued Statement No. 121 Accounting for the Impairment of Long Lived Assets, which requires the recognition of impairments on long lived assets in the Statements of Operations. This statement is effective for years beginning after December 15, 1995. This SFAS is not expected to have a material effect on the Partnership.

2.       ORGANIZATION

         The Partnership was formed by the general partner, Investment Associates, a Minnesota general partnership, to acquire existing, income-producing real properties for rental purposes. Investment Associates is not required to make any capital contributions to the Partnership.

         The Limited Partnership Agreement and Certificate of Limited Partnership (Partnership Agreement) contains certain provisions, among others, described as follows:

         * The management and general responsibility of operating the Partnership business shall be vested exclusively in the general partner.

         * Profits, losses, and cash flow distributions, other than from refinancing or from the sale of Partnership properties, are allocated 95% to the limited partners and 5% to the general partner.

         * Net proceeds from refinancing or from the sale of property other than upon liquidation, less any necessary liability reserves or debt payments, will be distributed in the following order subject to the general partner receiving at least 1% of the distributions:

                  ** First, to the limited partners to the extent that prior distributions are less than the original capital contribution plus 6% per annum (as defined in the Partnership Agreement);

                  ** Second, any unpaid real estate commissions due to the general partner on the resale of the Partnership properties;

                  ** Third, any remaining balance, 80% to the limited partners and 20% to the general partner.

         * The Partnership will terminate on December 31, 2021 or earlier upon the sale of substantially all of the properties or the occurrence of certain other events as stated in the Partnership Agreement.

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994 AND 1993

3.       MORTGAGE NOTES PAYABLE

         Mortgage notes payable consist of the following at December 31:

                                                       1995           1994
                                                    -----------   -----------
         Mortgage note (Villas of Patricia Park),
            monthly installments of $20,717
            including interest at 8.375% due
            August 2001; callable August 1998       $ 2,485,192   $ 2,523,888
         Mortgage note (Candleridge)
            monthly installments of $23,917
            including interest at 8.375%
            due August 2001; callable August 1998     2,869,029     2,913,700
         Mortgage Note (Olde English Village)
            monthly installments of $47,909
            including interest at 8.76%
            due June 30, 1997                         5,474,346     5,565,082
         Mortgage note (Lunnonhaus)
            monthly installments of $31,166
            including interest at 7%,
            due June 2014                             3,972,885     4,065,237
                                                    -----------   -----------

         Total mortgage notes payable               $14,801,452   $15,067,907
                                                    ===========   ===========

         All property is pledged as collateral to the mortgage notes payable.

         Future principal maturities are as follows:

                        1996                      $   291,917
                        1997                        5,576,778
                        1998                          220,948
                        1999                          238,500
                        2000                          257,459
                        Later                       8,215,850
                                                    ---------
                           Total                  $14,801,452


         On June 30, 1994, the Partnership refinanced the Olde English Village Mortgage Note. On June 15, 1995, the prepayment provision of the Candleridge Apartments contract for deed and the Villas of Patricia Park mortgage note were modified. Terms of these refinancings and prepayment provisions, as modified, are as follows:

         Candleridge Apartments: Prepayment of the note is subject to a prepayment premium ranging from 1% to 3% depending on the year of the loan in which it is prepaid. The prepayment premium does not apply if the lender calls the note.

         Villas of Patricia Park: Prepayment of the note is subject to a prepayment premium ranging from 1% to 3% depending upon the year of the loan in which it is prepaid. The prepayment premium does not apply if the lender calls the note.

         Olde English Village: Loan amount of $5,600,000 with monthly installments of $47,909 at December 31, 1995, including interest which is adjusted quarterly to 350 basis points above the Treasury yield, due June 30, 1997. The mortgage note carries an option to extend the maturity date for an additional term of 3 years to July 1, 2000. An extension would require an extension fee payment equal to 1/2 of 1% of the outstanding principal balance at the time of extension.

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, AND 1993


         The lender has the right to call the Candleridge and Villas of Patricia Park notes on August 31, 1998, with no prepayment premium. The lender has the right to call the Olde English Village note upon certain events. The Lunnonhaus mortgage is subject to The Department of Housing and Urban Development regulations.

         All of the above debt is non-recourse to the individual partners.

4.       RELATED PARTY TRANSACTIONS

         The partners of Investment Associates, the general partner of the Partnership, are also owners and employees of Griffin Companies, a Minnesota corporation. Accounts payable - affiliates consists of unpaid management fees to and advances from Griffin Companies. The following is a summary of approximate fees incurred for the years ended December 31:

                                      1995       1994       1993
                                    --------   --------   --------

         Property management fees   $292,361   $269,439   $254,764
         Major improvement
            supervisory fees          98,705     96,865     41,195

5.       TAXABLE INCOME (LOSS)

         The net income shown on the financial statements is reconciled to the taxable income (loss) as follows:

                                                  1995         1994          1993
                                                ---------    ---------    ---------
         Net income per
            financial statements                $ 324,981    $ 151,515    $ 199,138
         Excess of tax depreciation
            over book depreciation               (211,027)    (200,367)    (194,170)
         Interest income for tax purposes
            in excess of (less than) interest
            for financial statements                   --       (1,898)       2,828
         Excess of tax mortgage insurance
            over financial statement
            mortgage insurance                         --       (3,066)          --
         Financial statement expense
            for real estate taxes
           less than deduction
            for tax purposes                           --           --     (581,220)
         Rental income for financial
            statements in excess of
            rental income for tax purposes         (5,670)          --           --
         Rental income for tax purposes
            in excess of rental
            income for financial statements            --       11,144        9,740
                                                ---------    ---------    ---------
               Taxable income (loss)            $ 108,284    $ (42,672)   $(563,684)
                                                =========    =========    =========


                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1995, 1994, AND 1993


6.       PARTNERS' DEFICIT RECONCILIATION

         Reconciliation of financial statement deficit to tax return deficit is as follows:

                                                1995           1994            1993
                                             -----------    -----------    -----------
         Deficit per
            financial statements             $  (945,959)   $  (830,916)   $  (982,431)
         Cumulative excess of tax
            depreciation over financial
            statement depreciation            (7,703,316)    (7,492,289)    (7,291,922)
         Cumulative excess of tax interest
            income over financial
            statement interest income               --             --            1,898
         Excess of financial statement
            mortgage insurance over tax
            mortgage insurance                      --             --            3,066
         Prepaid rent recognized as
            income for tax purposes               70,820         76,491         65,347
                                             -----------    -----------    -----------

         Deficit per tax return              $(8,578,455)   $(8,246,714)   $(8,204,042)
                                             ===========    ===========    ===========


                                  SCHEDULE III
                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1995



                                                          Costs
                                                        Capitalized
                                                        Subsequent
                                   Initial Cost to          to          Gross Amount at Which Carried
                                   Partnership (a)      Acquisition       at Close of Period (b) (c)
                                   ---------------      -----------     ------------------------------              Date
                                              Bldgs/     Land/Bldg               Buildings             Accumulated   of     Date
Description        Encumbrances     Land      Improve     Improve      Land      & Improve     Total   Deprec. (d)  Const  Acquired
-----------        ------------     ----      -------     -------      ----      ---------     -----   -----------  -----  --------
URBANDALE, IA
 Candleridge       $ 2,869,029  $  372,378  $ 3,580,857 $   372,244 $   372,378  $3,953,101 $ 4,325,479 $ 2,249,693  1979  12/30/81

 Villas of
 Patricia Park       2,485,192     258,924    2,984,746     193,371     258,924   3,178,117   3,437,041   1,816,378  1979  12/30/81

GOLDEN, CO
 Lunnonhaus
 Village             3,972,885     714,045    8,049,914   1,058,299     714,045   9,108,213   9,822,258  4,824,691  1975   5/06/82

W. DES MOINES, IA
 Olde English
 Village             5,474,346     815,329    6,745,860   1,120,363     815,329   7,866,223   8,681,552   4,171,907  1972   8/31/82
                     ---------   ---------   ----------  ----------  ----------  ----------   ---------  ----------
   Total           $14,801,452  $2,160,676  $21,361,377 $ 2,744,277 $ 2,160,676 $24,105,654 $26,266,330 $13,062,669
                    ==========   =========   ==========  ==========  ==========  ==========  ==========  ==========


(a) The cost to the Partnership represents the original purchase price of the properties.

(b) The aggregate cost of real estate owned at December 31, 1995 for federal income tax purposes is $26,266,330.

(c)      Reconciliation of property:

                                                      1993          1994          1995
                                                   -----------   -----------   -----------

               Balance at beginning of period      $24,582,247   $24,898,130   $25,669,406
               Additions during period                    --            --            --
                 Improvements                          315,883       771,276       596,924
                                                   -----------   -----------   -----------

               Balance at end of period            $24,898,130   $25,669,406   $26,266,330
                                                   ===========   ===========   ===========


(d)      Reconciliation of accumulated depreciation:

               Balance at beginning of period      $10,490,327   $11,330,522   $12,183,949
                 Depreciation expense for period       840,195       853,427       878,720
                                                   -----------   -----------   -----------

               Balance at end of period            $11,330,522   $12,183,949   $13,062,669
                                                   ===========   ===========   ===========

         Depreciation calculated on 5-27.5 year lives.
