Form 10-K, Exhibit 13
period 1996-12-31
GRIFFIN REAL ESTATE FUND II
filed 1997-03-31
CIK 319716

EXHIBIT 13

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                      INCLUDED IN ANNUAL REPORT (FORM 10-K)

              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                TABLE OF CONTENTS
                                                                                                                           Page

Independent Auditor's Report     .........................................................................................    1

Balance Sheets, December 31, 1996 and 1995................................................................................    2

Statements of Operations for the Years Ended
December 31, 1996, 1995 and 1994..........................................................................................    3

Statements of Cash Flows for the Years
Ended December 31, 1996, 1995 and 1994....................................................................................    4

Statements of Changes in Partners' Deficit
for the Years Ended December 31, 1996, 1995 and 1994......................................................................    5

Notes to Financial Statements............................................................................................. 6-10

Financial Statement Schedules.............................................................................................   11

       III     Real Estate and Accumulated Depreciation,
               December 31, 1996..........................................................................................   11


      All schedules other than those indicated in the Table of Contents have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.


                          INDEPENDENT AUDITOR'S REPORT



Griffin Real Estate Fund-II,
A Limited Partnership
Minneapolis, Minnesota


We have audited the accompanying balance sheets of Griffin Real Estate Fund-II, A Limited Partnership, as of December 31, 1996 and 1995, and the related statements of operations, changes in partner's deficit, and cash flows for each of the years in the three-year period ended December 31, 1996. Our audits also included the financial statement schedules listed in the table of contents at
Exhibit 13. These financial statements and financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Real Estate Fund-II, A Limited Partnership, as of December 31, 1996 and 1995, and the results of its operations and its cash flows of each of the years in the three-year period ended December 31, 1996 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                              LARSON, ALLEN, WEISHAIR & CO., LLP



Minneapolis, Minnesota
March 14, 1997


                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1996 AND 1995


                                                  1996              1995
                                                  ----              ----
ASSETS

Cash and cash equivalents                    $  1,001,510       $  1,044,305
Escrow deposits                                   338,312            331,948
Receivables and other assets                       31,440             45,562
                                             ------------       ------------
   Total                                        1,371,262          1,421,815
                                             ------------       ------------

PROPERTY AND EQUIPMENT:
Land                                            2,160,676          2,160,676
Buildings and improvements                     22,530,068         22,028,985
Furniture and equipment                         2,076,669          2,076,669
                                             ------------       ------------
   Total                                       26,767,413         26,266,330
Less accumulated depreciation                  13,959,999         13,062,669
                                             ------------       ------------
   Property and equipment - net                12,807,414         13,203,661
                                             ------------       ------------

Debt financing costs (net of accumulated
   amortization - 1996, $241,738;
   1995, $158,997)                                129,461            212,201
                                             ------------       ------------

   TOTAL ASSETS                              $ 14,308,137       $ 14,837,677
                                             ============       ============


LIABILITIES AND PARTNERS' DEFICIT

LIABILITIES:
Accounts payable:
   Affiliate                                 $      2,275       $     27,712
   Other                                          190,051            151,350
Security deposits                                 141,163            143,572
Accrued expenses:
   Real estate taxes                              593,395            559,044
   Interest                                        99,256            100,506
Mortgage notes payable                         14,510,958         14,801,452
                                             ------------       ------------

   Total liabilities                           15,537,098         15,783,636
                                             ------------       ------------

PARTNERS' DEFICIT:
General Partner                                  (536,068)          (521,918)
Limited Partners                                 (692,893)          (424,041)
                                             ------------       ------------
   Total Partners' Deficit                     (1,228,961)          (945,959)
                                             ------------       ------------

TOTAL LIABILITIES AND PARTNERS'
DEFICIT                                      $ 14,308,137       $ 14,837,677
                                             ============       ============


See Notes to Financial Statements




                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                               1996               1995                   1994
                                               ----               ----                   ----
REVENUES:
Rent (less vacancies:
   1996, $249,891; 1995, $117,629;

   1994, $190,560)                         $ 5,263,634         $ 5,142,356          $ 4,833,598
Interest                                        39,501              47,135               34,108
Other                                          286,231             283,399              280,966
                                           -----------         -----------          -----------
Total revenues                               5,589,366           5,472,890            5,148,672
                                           -----------         -----------          -----------

EXPENSES:
Interest                                     1,187,555           1,239,396            1,233,398
Depreciation and amortization                  980,071             960,367              911,261
Real estate taxes                              611,626             546,083              575,493
Repairs and maintenance                        678,240             716,057              703,387
Utilities                                      452,082             460,305              498,909
Salaries and employee benefits                 515,722             509,800              502,232
Management fees to related parties             302,319             292,361              269,439
Administrative                                 175,891             260,500              127,508
Insurance                                      133,277             151,849              163,071
Bad debts                                        3,336                (227)               6,495
Other                                            9,916              11,418                5,964
                                           -----------         -----------          -----------
   Total expenses                            5,050,035           5,147,909            4,997,157
                                           -----------         -----------          -----------

NET INCOME                                 $   539,331         $   324,981          $   151,515
                                           ===========         ===========          ===========



NET INCOME ALLOCATED
   TO GENERAL PARTNER                      $    26,967         $    16,249          $     7,576
                                           ===========         ===========          ===========

NET INCOME ALLOCATED
   TO LIMITED PARTNERS                     $   512,364         $   308,732          $   143,939
                                           ===========         ===========          ===========

PER UNIT:
   NET INCOME                              $    234.49         $    141.24          $     65.81
                                           ===========         ===========          ===========

See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994

                                                    1996                 1995                1994
                                                    ----                 ----                ----
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                     $   539,331          $   324,981          $   151,515
   Adjustments to reconcile net
      income to net cash
      provided by operating
      activities:
         Depreciation and amortization             980,071              960,367              911,261
      Decrease (increase) in:
         Receivables and other assets               14,121                4,340                9,416
         Escrows                                    (6,364)             293,962             (243,562)
      Increase (decrease) in:
         Accounts payable                           13,264               28,647                2,271
         Security deposits                          (2,409)              11,795                9,741
         Accrued expenses                           33,101               (5,571)              22,810
                                               -----------          -----------          -----------
Net cash provided by operating
   activities                                    1,571,115            1,618,521              863,452
                                               -----------          -----------          -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
   Purchase of property and equipment             (501,083)            (596,924)            (771,276)
                                               -----------          -----------          -----------
Net cash used by
   investing activities                           (501,083)            (596,924)            (771,276)
                                               -----------          -----------          -----------

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from mortgage notes and
      contracts for deed payable                         -                    -            5,600,000
   Repurchase of limited
      partner units                                      -               (8,530)                   -
   Distributions to partners                      (822,333)            (431,494)                   -
   Payments on mortgages
      and contracts for deed                      (290,494)            (266,455)          (5,777,861)
   Payments for debt
      financing costs                                    -              (13,485)            (183,629)
                                               -----------          -----------          -----------
Net cash used by financing
   activities                                   (1,112,827)            (719,964)            (361,490)
                                               -----------          -----------          -----------

INCREASE (DECREASE) IN CASH
   AND CASH EQUIVALENTS                            (42,795)             301,633             (269,314)

CASH AND CASH EQUIVALENTS
   - BEGINNING OF YEAR                           1,044,305              742,672            1,011,986
                                               -----------          -----------          -----------

CASH AND CASH EQUIVALENTS
   - END OF YEAR                               $ 1,001,510          $ 1,044,305          $   742,672
                                               ===========          ===========          ===========

CASH PAID FOR INTEREST                         $ 1,188,805          $ 1,234,866          $ 1,243,216
                                               ===========          ===========          ===========

See Notes to Financial Statements



                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                   STATEMENTS OF CHANGES IN PARTNERS' DEFICIT
              FOR THE YEARS ENDED DECEMBER 31, 1996, 1995 AND 1994


                                   GENERAL            LIMITED
                                  PARTNER'S           PARTNERS'
                                   EQUITY              EQUITY
                                  (DEFICIT)           (DEFICIT)               TOTAL

PARTNERS' DEFICIT
   DECEMBER 31, 1993            $  (524,168)         $  (458,263)         $  (982,431)

NET INCOME                            7,576              143,939              151,515
                                -----------          -----------          -----------


PARTNERS' DEFICIT
   DECEMBER 31, 1994               (516,592)            (314,324)            (830,916)

NET INCOME                           16,249              308,732              324,981

REPURCHASE OF TWO UNITS                   -               (8,530)              (8,530)

DISTRIBUTIONS                       (21,575)            (409,919)            (431,494)
                                -----------          -----------          -----------

PARTNERS' DEFICIT
   DECEMBER 31, 1995               (521,918)            (424,041)            (945,959)

NET INCOME                           26,967              512,364              539,331

DISTRIBUTIONS                       (41,117)            (781,216)            (822,333)
                                -----------          -----------          -----------

PARTNERS DEFICIT
   DECEMBER 31, 1996            $  (536,068)         $  (692,893)         $(1,228,961)
                                ===========          ===========          ===========

See Notes to Financial Statements




                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

  1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Description of the Partnership - Griffin Real Estate Fund-II, A Limited Partnership (the Partnership), was organized on September 18, 1980 under the laws of the State of Minnesota. As of December 31, 1996 and 1995 there are 2,200 limited partnership units authorized and 2,185 outstanding.

      Sale of Properties - The Partnership is currently under a $8,400,000 purchase agreement dated March 1, 1997 for the sale of Candleridge Apartments and Villas of Patricia Park Apartments. The anticipated closing date of this purchase agreement is May 1, 1997. Estimated closing costs of $60,000 are associated with this purchase agreement. Prepayment penalties of approximately $105,000 related to the properties' mortgage notes are anticipated upon the sale of the properties and the related payoff of the mortgage notes.

      Statements of Cash Flows - For the purpose of the statements of cash flows, the Partnership considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash and cash equivalents of $1,001,510 and $1,044,305 at December 31, 1996 and 1995 respectively, consist of government money market portfolios with banks and are recorded at cost which approximates market value. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

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



                          GRIFFIN REAL ESTATE FUND II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

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



                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995 AND 1994

  3.  MORTGAGE NOTES PAYABLE

      Mortgage notes payable consist of the following at December 31:

                                                             1996                1995
                                                             ----                ----
      Mortgage note (Villas of Patricia Park),
         monthly installments of $20,717
         including interest at 8.375% due
         August 2001; callable August 1998                $ 2,443,129         $ 2,485,192

      Mortgage note (Candleridge)
         monthly installments of $23,917
         including interest at 8.375%
         due August 2001; callable August 1998              2,820,469           2,869,029

      Mortgage Note (Olde English Village)
         monthly installments of $47,138
         including interest of 8.628% at
         December 31, 1996 due June 30, 1997                5,373,502           5,474,346

      Mortgage note (Lunnonhaus)
         monthly installments of $31,166
         including interest at 7%,
         due June 2014                                      3,873,858           3,972,885
                                                           ----------          ----------

      Total mortgage notes payable                        $14,510,958         $14,801,452
                                                           ==========          ==========

      All property is pledged as collateral to the mortgage notes payable.

      Future principal maturities are as follows:
         1997                                         $ 5,578,200
         1998                                             220,948
         1999                                             238,500
         2000                                             257,459
         2001                                             277,937
         Later                                          7,937,914
                                                      -----------
            Total                                     $14,510,958
                                                      ===========


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

      Olde English Village: Loan amount of $5,600,000 with variable monthly installments of principal and interest. Interest is adjusted quarterly to 350 basis points above the Treasury yield. Although the mortgage note is due June 30, 1997, it carries an option to extend the maturity date for an additional term of 3 years to July 1, 2000. An extension would require an extension fee payment equal to 1/2 of 1% of the outstanding principal balance at the time of extension. The Partnership intends to exercise this option and extend the maturity date to July 1, 2000.



                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995, AND 1994


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

  4.  RELATED PARTY TRANSACTIONS

      The partners of Investment Associates, the general partner of the Partnership, are also owners and employees of Griffin Companies, a Minnesota corporation. Accounts payable - affiliates consists of unpaid management fees to and advances from Griffin Companies. The following is a summary of approximate fees incurred for the years ended December 31:

                                               1996                 1995              1994
                                               ----                 ----              ----

      Property management fees               $ 302,319          $ 292,361          $  269,439
      Major improvement
         supervisory fees                       73,408             98,705              96,865

  5.  TAXABLE INCOME (LOSS)

      The net income shown on the financial statements is reconciled to the taxable income (loss) as follows:

                                               1996                 1995              1994
                                               ----                 ----              ----
Net income per
   financial statements                      $ 539,331          $ 324,981          $ 151,515
Excess of tax depreciation
   over book depreciation                      (60,174)          (211,027)          (200,367)
Interest income for tax purposes
   in excess of (less than) interest
   for financial statements                          -                  -             (1,898)
Excess of tax mortgage insurance
   over financial statement
   mortgage insurance                                -                  -             (3,066)
Rental income for financial
   statements in excess of
   rental income for tax purposes                3,319             (5,670)                 -
Rental income for tax purposes
   in excess of rental
   income for financial statements                   -                  -             11,144
                                             ---------          ---------          ---------
    Taxable income (loss)                    $ 482,476          $ 108,284          $ (42,672)
                                             =========          =========          =========



                GRIFFIN REAL ESTATE FUND-II,A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1996, 1995, AND 1994


6.    PARTNERS' DEFICIT RECONCILIATION

      Reconciliation of financial statement deficit to tax return deficit is as follows:

                                                              1996               1995                 1994
                                                              ----               ----                 ----

      Deficit per
         financial statements                             $ (1,228,961)       $  (945,959)       $   (830,916)
      Cumulative excess of tax
         depreciation over financial
         statement depreciation                             (7,763,417)        (7,703,316)         (7,492,289)
      Prepaid rent recognized as
         income for tax purposes                                74,066             70,820              76,491
                                                          ------------        -----------        ------------

      Deficit per tax return                              $ (8,918,312)       $(8,578,455)       $ (8,246,714)
                                                          ============        ============       ============



                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1996

                                  Schedule III



                                                                   Costs
                                                                Capitalized
                                        Initial Cost to        Subsequent to          Gross Amount at Which Carried
                                        Partnership (a)         Acquisition             at Close of Period (b) (c)
                                    ----------------------      -----------    -----------------------------------------

                                                                  Land/
                                                  Bldgs./         Bldgs.                        Bldgs. &
Description       Encumbrances      Land          Improve         Improve        Land           Improve        Total
-----------       ------------      ----          -------         -------        ----           -------        -----
URBANDALE, IA
Candleridge       $ 2,820,469    $   372,378    $  ,580,857     $   426,731    $   372,378    $ 4,007,588    $ 4,379,966

URBANDALE, IA
Villas of
Patricia Park       2,443,129        258,924      2,984,746         215,983        258,924      3,200,729      3,459,653

GOLDEN, CO
Lunnonhaus
Village             3,873,858        714,045      8,049,914       1,205,252        714,045      9,255,166      9,969,211

W. DES
MOINES, IA
Olde English
Village             5,373,502        815,329      6,745,860       1,397,394        815,329      8,143,254      8,958,583
                  -----------    -----------    -----------     -----------    -----------    -----------    -----------



TOTAL             $14,510,958    $ 2,160,676    $21,361,377     $ 3,245,360    $ 2,160,676    $24,606,737    $26,767,413
                  ===========    ===========    ===========     ===========    ===========    ===========    ===========


(WIDE TABLE CONTINUED FROM ABOVE)


                      Accum.       Date of        Date
Description           Deprec.      Construct.     Acquired
-----------           -------      ----------     --------


URBANDALE, IA
Candleridge         $ 2,390,551        1979      12/30/81

URBANDALE, IA
Villas of
Patricia Park         1,932,774        1979      12/30/81

GOLDEN, CO
Lunnonhaus
Village               5,173,156        1975       5/06/82

W. DES
MOINES, IA
Olde English
Village               4,463,518        1972       8/31/82
                   ------------



TOTAL               $13,959,999
                    ===========



(a) The cost to the Partnership represents the original purchase price of the properties.

(b) The cost basis of real estate owned at December 31, 1996 is the same for financial statement purposes as it is for tax purposes, with the aggregate total being $26,767,413.


                                        1994           1995           1996
                                     -----------    -----------    -----------
Balance at beginning of period       $24,898,130    $25,669,406    $26,266,330
Additions during period
  Improvements                           771,276        596,924        501,083
                                     -----------    -----------    -----------
Balance at end of period             $25,669,406    $26,266,330    $26,767,413
                                     ===========    ===========    ===========


(d) Reconciliation of accumulated depreciation:


Balance at beginning of period       $11,330,522    $12,183,949    $13,062,669
 Depreciation expense for period         853,427        878,720        897,330
                                     -----------    -----------    -----------
Balance at end of period             $12,183,949    $13,062,669    $13,959,999
                                     ===========    ===========    ===========

Depreciation calculated on 5-27.5 year lives using the straight-line method on real property and accelerated for personal property.