Form 10-K, Exhibit 13
period 1997-12-31
GRIFFIN REAL ESTATE FUND II
filed 1998-03-30
CIK 319716

EXHIBIT 13

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                      INCLUDED IN ANNUAL REPORT (FORM 10-K)

              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                TABLE OF CONTENTS
                                                                         Page

Independent Auditor's Report ..........................................    1

Balance Sheets, December 31, 1997 and 1996 ............................    2

Statements of Operations for the Years Ended
December 31, 1997, 1996 and 1995 ......................................    3

Statements of Cash Flows for the Years
Ended December 31, 1997, 1996 and 1995 ................................    4

Statements of Changes in Partners' Equity (Deficit)
for the Years Ended December 31, 1997, 1996 and 1995 ..................    5

Notes to Financial Statements ......................................... 6-10

Financial Statement Schedules .........................................   11

       III Real Estate and Accumulated Depreciation, December 31,
           1997........................................................    11


All schedules other than those indicated in the Table of Contents have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

                          INDEPENDENT AUDITOR'S REPORT



Griffin Real Estate Fund-II,
A Limited Partnership
Minneapolis, Minnesota


We have audited the accompanying balance sheets of Griffin Real Estate Fund-II, A Limited Partnership, as of December 31, 1997 and 1996 and the related statements of operations, changes in partner's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1997. Our audits also included the financial statement schedules listed in the table of contents at Exhibit 13. These financial statements and financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Real Estate Fund-II, A Limited Partnership, as of December 31, 1997 and 1996, and the results of its operations and its cash flows of each of the years in the three-year period ended December 31, 1997 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.


                                      LARSON, ALLEN, WEISHAIR & CO., LLP



Minneapolis, Minnesota
March 10, 1998

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1997 AND 1996

ASSET
                                                    1997               1996
                                                ------------       ------------
Cash and cash equivalents                       $    628,333       $  1,001,510
Escrow deposits                                      224,511            338,312
Receivables and other assets                          19,784             31,440
                                                ------------       ------------
    Total                                            872,628          1,371,262
                                                ------------       ------------
PROPERTY AND EQUIPMENT:
Land                                               1,529,374          2,160,676
Buildings and improvements                        16,430,929         22,530,068
Furniture and equipment                            1,339,243          2,076,669
                                                ------------       ------------
    Total                                         19,299,546         26,767,413
Less accumulated depreciation                     10,292,116         13,959,999
                                                ------------       ------------
    Property and equipment - net                   9,007,430         12,807,414
                                                ------------       ------------

Debt financing costs (net of accumulated
    amortization - 1997, $188,078;
    1996, $241,738)                                   22,240            129,461
                                                ------------       ------------

    TOTAL ASSETS                                $  9,902,298       $ 14,308,137
                                                ============       ============


LIABILITIES AND PARTNERS' EQUITY (DEFICIT)

LIABILITIES:
Accounts payable:
    Affiliate                                   $      8,657       $      2,275
    Other                                            135,272            190,051
Security deposits                                     90,063            141,163
Accrued expenses:
    Real estate taxes                                342,403            593,395
    Interest                                          60,576             99,256
Mortgage notes payable                             9,031,201         14,510,958
                                                ------------       ------------

    Total liabilities                              9,668,172         15,537,098
                                                ------------       ------------

PARTNERS' EQUITY (DEFICIT):
General Partner                                     (462,914)          (536,068)
Limited Partners                                     697,040           (692,893)
                                                ------------       ------------
    Total Partners' Equity (Deficit)                 234,126         (1,228,961)
                                                ------------       ------------
TOTAL LIABILITIES AND PARTNERS'
EQUITY (DEFICIT)                                $  9,902,298       $ 14,308,137
                                                ============       ============


See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                1997                1996               1995
                                             -----------         -----------        -----------
REVENUES:
Rent (less vacancies: 1997, $268,496;
    1996, $249,891; 1995, $117,629)          $ 4,335,378         $ 5,263,634        $ 5,142,356
Interest                                          45,414              39,501             47,135
Other                                            208,541             286,231            283,399
Gain on sale of property                       4,953,337                --                 --
                                             -----------         -----------        -----------
Total revenues                                 9,542,670           5,589,366          5,472,890
                                             -----------         -----------        -----------

EXPENSES:
Interest                                         903,543           1,187,555          1,239,396
Depreciation and amortization                    803,521             980,071            960,367
Real estate taxes                                470,006             611,626            546,083
Repairs and maintenance                          662,336             678,240            716,057
Utilities                                        411,435             452,082            460,305
Salaries and employee benefits                   458,340             515,722            509,800
Management fees to related parties               259,996             302,319            292,361
Administrative                                   150,699             175,891            260,500
Insurance                                        108,003             133,277            151,849
Bad debts                                          5,479               3,336               (227)
Other                                              5,518               9,916             11,418
                                             -----------         -----------        -----------
    Total expenses                             4,238,876           5,050,035          5,147,909
                                             -----------         -----------        -----------
NET INCOME BEFORE
    EXTRAORDINARY ITEM                         5,303,794             539,331            324,981

EXTRAORDINARY ITEM -
    LOSS ON EXTINGUISHMENT
    OF DEBT                                     (142,121)               --                 --
                                             -----------         -----------        -----------

NET INCOME                                   $ 5,161,673         $   539,331        $   324,981
                                             ===========         ===========        ===========

NET INCOME ALLOCATED
    TO GENERAL PARTNER                       $   144,640         $    26,967        $    16,249
                                             ===========         ===========        ===========

NET INCOME ALLOCATED
    TO LIMITED PARTNERS                      $ 5,017,033         $   512,364        $   308,732
                                             ===========         ===========        ===========

PER UNIT:
    NET INCOME BEFORE
    EXTRAORDINARY ITEM                       $  2,359.35         $    234.49        $    141.24

    EXTRAORDINARY ITEM                            (63.23)               --                 --
                                             -----------         -----------        -----------

NET INCOME                                   $  2,296.12         $    234.49        $    141.24
                                             ===========         ===========        ===========

See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                                     1997                1996                1995
                                                 -----------         -----------         -----------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                       $ 5,161,673         $   539,331         $   324,981
    Adjustments to reconcile net
        income to net cash
        provided by operating
        activities:
          Gain on sale of property                (4,953,337)               --                  --
        Extraordinary Item - Loss
            on extinguishment of debt                142,121                --                  --
            Depreciation and amortization            803,521             980,071             960,367
        Decrease (increase) in:
            Receivables and other assets              11,656              14,121               4,340
            Escrows                                  113,801              (6,364)            293,962
        Increase (decrease) in:
            Accounts payable                         (48,397)             13,264              28,647
            Security deposits                        (51,100)             (2,409)             11,795
            Accrued expenses                        (289,672)             33,101              (5,571)
                                                 -----------         -----------         -----------
Net cash provided by operating
    activities                                       890,266           1,571,115           1,618,521
                                                 -----------         -----------         -----------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property
    and equipment                                  8,365,575                --                  --
Purchase of property and equipment                  (371,752)           (501,083)           (596,924)
                                                 -----------         -----------         -----------
Net cash provided (used) by
    investing activities                           7,993,823            (501,083)           (596,924)

CASH FLOWS FROM FINANCING ACTIVITIES:
    Repurchase of limited
        partner units                                   --                  --                (8,530)
    Distributions to partners                     (3,698,586)           (822,333)           (431,494)
    Payments on mortgages
        and contracts for deed                    (5,479,757)           (290,494)           (266,455)
    Prepayment penalties on mortgages                (52,235)               --                  --
    Payments for debt
        financing costs                              (26,688)               --               (13,485)
                                                 -----------         -----------         -----------
Net cash used by financing
    activities                                    (9,257,266)         (1,112,827)           (719,964)
                                                 -----------         -----------         -----------

INCREASE (DECREASE) IN CASH
    AND CASH EQUIVALENTS                            (373,177)            (42,795)            301,633

CASH AND CASH EQUIVALENTS
    - BEGINNING OF YEAR                            1,001,510           1,044,305             742,672
                                                 -----------         -----------         -----------

CASH AND CASH EQUIVALENTS
    - END OF YEAR                                $   628,333         $ 1,001,510         $ 1,044,305
                                                 ===========         ===========         ===========

CASH PAID FOR INTEREST                           $   942,224         $ 1,188,805         $ 1,234,866
                                                 ===========         ===========         ===========

See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                      CHANGES IN PARTNERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995


                                GENERAL           LIMITED
                                PARTNER'S         PARTNERS'
                                 EQUITY           EQUITY
                                (DEFICIT)         (DEFICIT)           TOTAL
                               -----------       -----------       -----------
PARTNERS' DEFICIT
    DECEMBER 31, 1994          $  (516,592)      $  (314,324)      $  (830,916)

NET INCOME                          16,249           308,732           324,981

REPURCHASE OF TWO UNITS               --              (8,530)           (8,530)

DISTRIBUTIONS                      (21,575)         (409,919)         (431,494)
                               -----------       -----------       -----------

PARTNERS' DEFICIT
    DECEMBER 31, 1995             (521,918)         (424,041)         (945,959)

NET INCOME                          26,967           512,364           539,331

DISTRIBUTIONS                      (41,117)         (781,216)         (822,333)
                               -----------       -----------       -----------

PARTNERS' DEFICIT
    DECEMBER 31, 1996             (536,068)         (692,893)       (1,228,961)

NET INCOME                         144,640         5,017,033         5,161,673

DISTRIBUTIONS                      (71,486)       (3,627,100)       (3,698,586)
                               -----------       -----------       -----------

PARTNERS' EQUITY (DEFICIT)
    DECEMBER 31, 1997          $  (462,914)      $   697,040       $   234,126
                               ===========       ===========       ===========


See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

   1.   SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

        Description of the Partnership - Griffin Real Estate Fund-II, A Limited
           Partnership (the Partnership), was organized on September 18, 1980 under the laws of the State of Minnesota. As of December 31, 1997 there are 2,200 limited partnership units authorized and 2,185 outstanding.

        Sale of Properties - On May 27, 1997 the Partnership sold the
           Candleridge Apartments and Villas of Patricia Park Apartments for $8,400,000. Sales costs of $34,427 were incurred as well as prepayment penalties of $52,235 related to the properties' mortgage notes.

        Statements of Cash Flows - For the purpose of the statements of cash flows, the Partnership considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents of $628,333 and $1,001,510 at December 31, 1997 and 1996 respectively, consist of government money market portfolios with banks and are recorded at cost which approximates market value. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

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

                          GRIFFIN REAL ESTATE FUND II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

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

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

                **    Third, any remaining balance, 80% to the limited
                        partners and 20% to the general partner.

        * The Partnership will terminate on December 31, 2021 or earlier upon the sale of substantially all of the properties or the occurrence of certain other events as stated in the Partnership Agreement.

   3.   MORTGAGE NOTES PAYABLE

        Mortgage notes payable consist of the following at December 31:

                                                      1997             1996
                                                   -----------      -----------
    Mortgage note (Villas of Patricia Park),
        monthly installments of $20,717
        including interest at 8.375%               $         -      $ 2,443,129
    Mortgage note (Candleridge)
        monthly installments of $23,917
        including interest at 8.375%                         -        2,820,469
    Mortgage note (Olde English Village)
        monthly installments of $48,411
        Principal and interest (8.517% at
        December 31, 1997) due July 1, 2000          5,263,528        5,373,502
    Mortgage note (Lunnonhaus)
        monthly installments of $31,166
        including interest at 7%,
        due June 2014                                3,767,673        3,873,858
                                                   -----------      -----------

    Total mortgage notes payable                   $ 9,031,201      $14,510,958
                                                   ===========      ===========

        All property is pledged as collateral to the mortgage notes payable.

        Future principal maturities are as follows:

            1998                               $  229,848
            1999                                  248,862
            2000                                5,151,693
            2001                                  140,384
            2002                                  150,532
            Later                               3,109,882
                                               ----------
                Total                          $9,031,201
                                               ==========

        During 1997, the Partnership extended the Olde English Village Mortgage
           Note. On June 15, 1995, the prepayment provisions of the Candleridge Apartments contract for deed and the Villas of Patricia Park mortgage note were modified. Terms of these extensions and prepayment provisions, as modified, were as follows:

        Olde English Village: Loan amount of $5,600,000 with variable monthly installments of principal and interest. Interest is adjusted quarterly to 350 basis points above the Treasury yield. Although the mortgage note was due June 30, 1997, it carried an option, which the Partnership exercised, to extend the maturity date for an additional term of 3 years to July 1, 2000. The extension

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995

           required an extension fee payment equal to 1/2 of 1% of the outstanding principal balance at the time of extension, or $26,688.

   Candleridge Apartments: Prepayment of the note was subject to a prepayment premium ranging from 1% to 3% depending on the year of the loan in which it was prepaid. The prepayment premium did not apply if the lender called the note.

   Villas of Patricia Park: Prepayment of the note was subject to a prepayment premium ranging from 1% to 3% depending upon the year of the loan in which it was prepaid. The prepayment premium did not apply if the lender called the note.

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

   4.   RELATED PARTY TRANSACTIONS

        The partners of Investment Associates, the general partner of the Partnership, are also owners and employees of Griffin Companies, a Minnesota corporation. Accounts payable - affiliates consists of unpaid management fees to and advances from Griffin Companies. The following is a summary of approximate fees incurred for the years ended December 31:

                                   1997               1996             1995
                                   ----               ----             ----

Property management fee          $259,996          $302,319          $292,361
Major improvement
    supervisory fees               68,502            73,408            98,705

   5.   TAXABLE INCOME

        The net income shown on the financial statements is reconciled to the taxable income as follows:

                                        1997            1996             1995
                                        ----            ----             ----
Net income per
    financial statements              $5,161,673     $  539,331      $  324,981
Excess of tax depreciation
    under(over) book depreciation        278,673        (60,174)       (211,027)
Gain on sale of property for
    tax purposes in excess of
    gain for financial statements      2,140,024           --              --
Rental income for financial
    statements in excess of
    rental income for tax purposes        21,752          3,319          (5,670)
                                      ----------     ----------      ----------

            Taxable income            $7,602,122     $  482,476      $  108,284
                                      ==========     ==========      ==========

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996, AND 1995


6.      PARTNERS' DEFICIT RECONCILIATION

        Reconciliation of financial statement deficit to tax return deficit is as follows:

                                      1997           1996           1995
                                      ----           ----           ----

Equity (deficit) per
    financial statements          $   234,126    $(1,228,961)   $  (945,959)
Cumulative excess of tax
    depreciation over financial
    statement depreciation         (5,344,720)    (7,763,417)    (7,703,316)
Prepaid rent recognized as
    income for tax purposes            95,818         74,066         70,820
                                  -----------    -----------    -----------
Deficit per tax return            $(5,014,776)   $(8,918,312)   $(8,578,455)
                                  ===========    ===========    ===========

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1997

                                  SCHEDULE III


                                                           Costs
                                                        Capitalized
                                                        Subsequent
                                    Initial Cost to         to      Gross Amount at Which Carried
                                    Partnership (a)     Acquisition   at Close of Period (b) (c)
                                    ---------------     -----------   --------------------------
                                                                                                                     Date
                                              Bldgs/      Land/Bldg               Buildings              Accumulated   of      Date
Description        Encumbrances   Land        Improve      Improve     Land      & Improve    Total     Deprec. (d)  Const  Acquired
------------------- ----------- ----------- ----------- ----------- ----------- ----------- ----------- -----------  ----    -------
GOLDEN, CO
 Lunnonhaus
 Village            $ 3,767,673 $   714,045 $ 8,049,914 $ 1,373,020 $   714,045 $ 9,422,934 $10,136,979 $ 5,526,988  1975    5/06/82

W. DES MOINES, IA
 Olde English
 Village              5,263,528     815,329   6,745,860   1,601,378     815,329   8,347,238   9,162,567   4,765,128  1972    8/31/82
                    ----------- ----------- ----------- ----------- ----------- ----------- -----------   ---------
            Total   $ 9,031,201 $ 1,529,374 $14,795,774 $ 2,974,398 $ 1,529,374 $17,770,172 $19,299,546 $10,292,116
                    =========== =========== =========== =========== =========== =========== =========== ===========

(a) The cost to the Partnership represents the original purchase price of the properties.

(b) The aggregate cost of real estate owned at December 31, 1997 for federal income tax purposes is $19,299,546.

(c) Reconciliation of property:

                                            1995          1996          1997
                                         -----------   -----------   -----------

    Balance at beginning of period       $25,669,406   $26,266,330  $26,767,413
    Additions during period
       Improvements                          596,924       501,083      371,752
       Dispositions                                -             -   (7,839,619)
                                         -----------   -----------  -----------
       Balance at end of period          $26,266,330   $26,767,413  $19,299,546
                                         ===========   ===========  ===========

(d) Reconciliation of accumulated depreciation:

    Balance at beginning of period       $12,183,949   $13,062,669  $13,959,999
      Depreciation expense for period        878,720       897,330      759,499
      Dispositions                                 -             -   (4,427,382)
                                         -----------   -----------  -----------
    Balance at end of period             $13,062,669   $13,959,999  $10,292,116
                                         ===========   ===========  ===========

    Depreciation calculated on 5-27.5 year lives using the straight-line method on real porperty and accelerated for personal property.