Form 10-K, Exhibit 13
period 1998-12-31
GRIFFIN REAL ESTATE FUND II
filed 1999-03-25
CIK 319716

EXHIBIT 13

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP

             FINANCIAL STATEMENTS AND FINANCIAL STATEMENT SCHEDULES
                      INCLUDED IN ANNUAL REPORT (FORM 10-K)

              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996


                                TABLE OF CONTENTS
                                                                            Page

Independent Auditor's Report................................................   1

Balance Sheets, December 31, 1998 and 1997..................................   2

Statements of Operations for the Years Ended
December 31, 1998, 1997 and 1996............................................   3

Statements of Cash Flows for the Years
Ended December 31, 1998, 1997 and 1996......................................   4

Statements of Changes in Partners' Equity (Deficit)
for the Years Ended December 31, 1998, 1997 and 1996........................   5

Notes to Financial Statements...............................................6-10

Financial Statement Schedules...............................................  11

      III   Real Estate and Accumulated Depreciation,
            December 31, 1998...............................................  11

      All schedules other than those indicated in the Table of Contents have been omitted as the required information is inapplicable or the information is presented in the financial statements or related notes.

                          INDEPENDENT AUDITOR'S REPORT



Griffin Real Estate Fund-II,
A Limited Partnership
Minneapolis, Minnesota


We have audited the accompanying balance sheets of Griffin Real Estate Fund-II, A Limited Partnership, as of December 31, 1998 and 1997 and the related statements of operations, changes in partner's equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 1998. Our audits also included the financial statement schedules listed in the table of contents at Exhibit 13. These financial statements and financial statement schedules are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Griffin Real Estate Fund-II, A Limited Partnership, as of December 31, 1998 and 1997, and the results of its operations and its cash flows of each of the years in the three-year period ended December 31, 1998 in conformity with generally accepted accounting principles. Also, in our opinion, the financial statement schedules, when considered in relation to the basic financial statements taken as a whole, present fairly in all material respects the information set forth therein.

As discussed in Note 1 and Note 5 to the financial statements, the Partnership sold its remaining property on January 14, 1999 and was liquidated on February 28, 1999.


                                              LARSON, ALLEN, WEISHAIR & CO., LLP



Minneapolis, Minnesota
March 5, 1999

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                                 BALANCE SHEETS
                           DECEMBER 31, 1998 AND 1997

ASSET
                                                  1998               1997
                                              ------------       ------------
Cash and cash equivalents                     $    149,401       $    628,333
Escrow deposits                                    128,094            224,511
Receivables and other assets                        15,510             19,784
                                              ------------       ------------
    Total                                          293,005            872,628
                                              ------------       ------------
PROPERTY AND EQUIPMENT:
Land                                               815,329          1,529,374
Buildings and improvements                       7,592,813         16,430,929
Furniture and equipment                            798,704          1,339,243
                                              ------------       ------------
    Total                                        9,206,846         19,299,546
Less accumulated depreciation                    5,071,953         10,292,116
                                              ------------       ------------
    Property and equipment - net                 4,134,893          9,007,430
                                              ------------       ------------

Debt financing costs (net of accumulated
    amortization - 1998, $196,974;                  13,344             22,240
    1997, $188,078)                           ------------       ------------


    TOTAL ASSETS                              $  4,441,242       $  9,902,298
                                              ============       ============


LIABILITIES AND PARTNERS' EQUITY

LIABILITIES:
Accounts payable:
    Affiliate                                 $      3,124       $      8,657
    Other                                          362,134            135,272
Security deposits                                   33,705             90,063
Accrued expenses:
    Real estate taxes                              272,482            342,403
    Interest                                        36,554             60,576

Mortgage notes payable                           5,143,606          9,031,201
                                              ------------       ------------

    Total liabilities                            5,851,605          9,668,172
                                              ------------       ------------

PARTNERS' EQUITY:
General Partner                                   (518,256)          (462,914)
Limited Partners                                  (892,107)           697,040
                                              ------------       ------------
    Total Partners' Equity (Deficit)            (1,410,363)           234,126
                                              ------------       ------------

TOTAL LIABILITIES AND PARTNERS'
EQUITY                                        $  4,441,242       $  9,902,298
                                              ============       ============

See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF OPERATIONS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                             1998               1997               1996
                                         ------------       ------------       ------------
REVENUES:
Rent (less vacancies:
    1998, $157,377; 1997, $268,496;
    1996, $249,891)                      $  3,122,683       $  4,335,378       $  5,263,634
Interest                                       41,377             45,414             39,501
Other                                         154,010            208,541            286,231
Gain on sale of property                    9,788,968          4,953,337                 --
                                         ------------       ------------       ------------
Total revenues                             13,107,038          9,542,670          5,589,366
                                         ------------       ------------       ------------

EXPENSES:
Interest                                      630,518            903,543          1,187,555
Depreciation and amortization                 550,213            803,521            980,071
Real estate taxes                             288,714            470,006            611,626
Repairs and maintenance                       478,531            662,336            678,240
Utilities                                     286,981            411,435            452,082
Salaries and employee benefits                372,366            458,340            515,722
Management fees to related parties            219,394            259,996            302,319
Administrative                                116,139            150,699            175,891
Insurance                                      69,286            108,003            133,277
Bad debts                                      (2,628)             5,479              3,336
Other                                           8,571              5,518              9,916
                                         ------------       ------------       ------------
    Total expenses                          3,018,085          4,238,876          5,050,035
                                         ------------       ------------       ------------

NET INCOME BEFORE
    EXTRAORDINARY ITEM                     10,088,953          5,303,794            539,331

EXTRAORDINARY ITEM -
    LOSS ON EXTINGUISHMENT
    OF DEBT                                        --           (142,121)                --
                                         ------------       ------------       ------------

NET INCOME                               $ 10,088,953       $  5,161,673       $    539,331
                                         ============       ============       ============

NET INCOME ALLOCATED
    TO GENERAL PARTNER                   $    112,888       $    144,640       $     26,967
                                         ============       ============       ============

NET INCOME ALLOCATED
    TO LIMITED PARTNERS                  $  9,976,065       $  5,017,033       $    512,364
                                         ============       ============       ============

PER UNIT:
    NET INCOME BEFORE
    EXTRAORDINARY ITEM                   $   4,565.70       $   2,359.35       $     234.49

    EXTRAORDINARY ITEM                             --             (63.23)                --
                                         ------------       ------------       ------------

NET INCOME                               $   4,565.70       $   2,296.12       $     234.49
                                         ============       ============       ============

See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                            STATEMENTS OF CASH FLOWS
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                                  1998               1997               1996
                                              ------------       ------------       ------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                    $ 10,088,953       $  5,161,673       $    539,331
Adjustments to reconcile net
    income to net cash provided by
    operating activities:
        Gain on sale of property                (9,788,968)        (4,953,337)                --
        Extraordinary Item - Loss
            on extinguishment of debt                   --            142,121                 --
        Depreciation and amortization              550,213            803,521            980,071
        Decrease (increase) in:
            Receivables and other assets             4,274             11,656             14,121
            Escrows                                 96,417            113,801             (6,364)
        Increase (decrease) in:
            Accounts payable                       221,329            (48,397)            13,264
            Security deposits                      (56,358)           (51,100)            (2,409)
            Accrued expenses                       (93,943)          (289,672)            33,101
                                              ------------       ------------       ------------
Net cash provided by operating
    activities                                   1,021,917            890,266          1,571,115
                                              ------------       ------------       ------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of property
    and equipment                               14,168,142          8,365,575                 --
Purchase of property and equipment                 (44,278)          (371,752)          (501,083)
                                              ------------       ------------       ------------
Net cash provided (used) by
    investing activities                        14,123,864          7,993,823           (501,083)
                                              ------------       ------------       ------------

CASH FROM FINANCING ACTIVITIES:
    Distributions to partners                  (11,733,442)        (3,698,586)          (822,333)
    Payments on mortgages
        and contracts for deed                  (3,891,271)        (5,479,757)          (290,494)
    Prepayment penalties on mortgages                   --            (52,235)                --
    Payments for debt
        financing costs                                 --            (26,688)                --
                                              ------------       ------------       ------------
    Net cash used by financing
        activities                             (15,624,713)        (9,257,266)        (1,112,827)
                                              ------------       ------------       ------------

DECREASE IN CASH
    AND CASH EQUIVALENTS                          (478,932)          (373,177)           (42,795)

CASH AND CASH EQUIVALENTS
    - BEGINNING OF YEAR                            628,333          1,001,510          1,044,305
                                              ------------       ------------       ------------

CASH AND CASH EQUIVALENTS
    - END OF YEAR                             $    149,401       $    628,333       $  1,001,510
                                              ============       ============       ============

CASH PAID FOR INTEREST                        $    654,540       $    942,224       $  1,188,805
                                              ============       ============       ============

See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                      CHANGES IN PARTNERS' EQUITY (DEFICIT)
              FOR THE YEARS ENDED DECEMBER 31, 1998, 1997 AND 1996

                                  GENERAL           LIMITED
                                 PARTNER'S         PARTNERS'
                                   EQUITY            EQUITY
                                 (DEFICIT)         (DEFICIT)           TOTAL
                               ------------      ------------      ------------
PARTNERS' DEFICIT
    DECEMBER 31, 1995          $   (521,918)     $   (424,041)     $   (945,959)

NET INCOME                           26,967           512,364           539,331

DISTRIBUTIONS                       (41,117)         (781,216)         (822,333)
                               ------------      ------------      ------------

PARTNERS' DEFICIT
    DECEMBER 31, 1996              (536,068)         (692,893)       (1,228,961)

NET INCOME                          144,640         5,017,033         5,161,673

DISTRIBUTIONS                       (71,486)       (3,627,100)       (3,698,586)
                               ------------      ------------      ------------

PARTNERS' EQUITY (DEFICIT)
    DECEMBER 31, 1997              (462,914)          697,040           234,126

NET INCOME                          112,888         9,976,065        10,088,953

DISTRIBUTIONS                      (168,229)      (11,565,213)      (11,733,442)
                               ------------      ------------      ------------

PARTNERS' EQUITY (DEFICIT)
    DECEMBER 31, 1998          $   (518,256)     $   (892,107)     $ (1,410,363)
                               ============      ============      ============

See Notes to Financial Statements

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

1.    SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

      Description of the Partnership - Griffin Real Estate Fund-II, A Limited
        Partnership (the Partnership), was organized on September 18, 1980 under the laws of the State of Minnesota. As of December 31, 1998 there are 2,200 limited partnership units authorized and 2,185 outstanding.

      Termination of Partnership - Effective February 28, 1999, the
        Partnership was terminated. A final liquidating distribution was made on February 18, 1999 to the general and limited partners.

      Statements of Cash Flows - For the purpose of the statements of cash flows, the Partnership considers all highly liquid debt instruments with an original maturity of three months or less to be cash equivalents. Cash equivalents of $149,401 and $628,333 at December 31, 1998 and 1997, respectively, consist of government money market portfolios with banks and are recorded at cost which approximates market value. The Partnership places its temporary cash investments with high credit quality financial institutions. At times such investments may be in excess of the FDIC insurance limit.

      Use of Estimates - The preparation of financial statements, in conformity with generally accepted accounting principles, requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements. Estimates also affect the reported amounts of revenue and expense during the reported period. Actual results could differ from those estimates.

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

                          GRIFFIN REAL ESTATE FUND II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

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

2.    ORGANIZATION

      The Limited Partnership Agreement and Certificate of Limited Partnership
        (Partnership Agreement) contains certain provisions, among others, described as follows:

        . The management and general responsibility of operating the Partnership business shall be vested exclusively in the general partner.

        . Profits, losses, and cash flow distributions, other than from refinancing or from the sale of Partnership properties, are allocated 95% to the limited partners and 5% to the general partner.

        . Net proceeds from refinancing or from the sale of property other than upon liquidation, less any necessary liability reserves or debt payments, will be distributed in the following order subject to the general partner receiving at least 1% of the distributions:

            .. First, to the limited partners to the extent that prior distributions are less than the original capital contribution plus 6% per annum (as defined in the Partnership Agreement);

            .. Second, any unpaid real estate commissions due to the
                 general partner on the resale of the Partnership properties;

            .. Third, any remaining balance, 80% to the limited partners and 20% to the general partner.

        . The Partnership will terminate on December 31, 2021 or earlier upon the sale of substantially all of the properties or the occurrence of certain other events as stated in the Partnership Agreement.

                          GRIFFIN REAL ESTATE FUND II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996


3.    MORTGAGE NOTES PAYABLE

      Mortgage notes payable consist of the following at December 31:

                                                         1998            1997
                                                     -----------     -----------
      Mortgage note (Olde English Village)
          monthly installments of $48,411
          Principal and interest (8.051% at
          December 31, 1998) due July 1, 2000        $ 5,143,606       5,263,528
      Mortgage note (Lunnonhaus)
          monthly installments of $31,166
          including interest at 7%,
          due June 2014                                       --       3,767,673
                                                     -----------     -----------
        Total mortgage notes payable                 $ 5,143,606     $ 9,031,201
                                                     ===========     ===========

      All property is pledged as collateral to the mortgage notes payable.

      Future principal maturities are as follows:

          1999                                                      $    149,459
          2000                                                         4,994,147
                                                                    ------------
              Total                                                 $  5,143,606
                                                                    ============

      During 1997, the Partnership extended the Olde English Village Mortgage
        Note. The loan amount is $5,600,000 with variable monthly installments of principal and interest. Interest is adjusted quarterly to 350 basis points above the Treasury yield. Although the mortgage note was due June 30, 1997, it carried an option, which the Partnership exercised, to extend the maturity date for an additional term of 3 years to July 1, 2000. The extension required an extension fee payment equal to 1/2 of 1% of the outstanding principal balance at the time of extension, or $26,688. The lender has the right to call the note upon certain events.

      The above debt is non-recourse to the individual partners.


4.    RELATED PARTY TRANSACTIONS

      The partners of Investment Associates, the general partner of the Partnership, are also owners and employees of Griffin Companies, a Minnesota corporation. Accounts payable - affiliates consists of unpaid management fees to and advances from Griffin Companies. The following is a summary of approximate fees incurred for the years ended December 31:

                                            1998           1997           1996
                                         ---------      ---------      ---------

      Property management fee            $ 219,394      $ 259,996      $ 302,319
      Major improvement
          supervisory fees                  24,198         68,502         73,408

                          GRIFFIN REAL ESTATE FUND II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997 AND 1996

5.    SALE OF PROPERTIES

      The Partnership sold Lunnohaus Village Apartments on August 26, 1998. The Partnership also sold the Candleridge Apartments and Villas of Patricia Park Apartments on May 27, 1997. Details of these sales are as follows:

                                                1998                       1997
                                            ------------       ------------------------------
                                             Lunnonhaus                          Villas of
                                               Village          Candleridge     Patricia Park
                                             Apartments         Apartments        Apartments
                                            ------------       ------------      ------------
      Sales price                           $ 14,200,000       $  4,700,000      $  3,700,000
      Cost basis                              (4,375,498)        (1,932,061)       (1,480,176)
      Selling expenses                           (35,534)           (14,416)          (20,010)
                                            ------------       ------------      ------------
      Gain on sale                          $  9,788,968       $  2,753,523      $  2,199,814
                                            ============       ============      ============

      Debt extinguishment                   $  3,692,651       $  2,799,008      $  2,424,539
                                            ============       ============      ============

      Extraordinary loss
        on debt extinguishment:
          Write off unamortized
            loan costs                      $         --       $     46,946      $     42,940
          Prepayment penalty                $         --             27,990            24,245
                                            ------------       ------------      ------------
                                            $         --       $     74,936      $     67,185
                                            ============       ============      ============

      On January 14, 1999 the Partnership sold its remaining property for $9,000,000 with sales costs of $23,810.

6.    TAXABLE INCOME

      The net income shown on the financial statements is reconciled to the taxable income as follows:

                                                1998               1997              1996
                                            ------------       ------------      ------------
      Net income per
        financial statements                $ 10,088,953       $  5,161,673      $    539,331

      Excess of tax depreciation
        under (over) book depreciation           429,668            278,673           (60,174)

      Gain on sale of property for
        tax purposes in excess of
        gain for financial statements          2,735,095          2,140,024                --

      Rental income for financial
        statements in excess of (less
        than) rental income for tax
        purposes                                 (93,275)            21,752             3,319
                                            ------------       ------------      ------------
              Taxable income                $ 13,160,441       $  7,602,122      $    482,476
                                            ============       ============      ============

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                          NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1998, 1997, AND 1996


7.    PARTNERS' DEFICIT RECONCILIATION

      Reconciliation of financial statement equity (deficit) to tax return deficit is as follows:

                                                1998               1997              1996
                                            ------------       ------------      ------------
      Equity (deficit) per
          financial statements              $ (1,410,363)      $    234,126      $ (1,228,961)
      Cumulative excess of tax
          depreciation over financial
          statement depreciation              (2,179,958)        (5,344,720)       (7,763,417)
      Prepaid rent recognized as
          income for tax purposes                  2,543             95,818            74,066
                                            ------------       ------------      ------------

      Deficit per tax return                $ (3,587,778)      $ (5,014,776)     $ (8,918,312)
                                            ============       ============      ============

                          GRIFFIN REAL ESTATE FUND-II,
                              A LIMITED PARTNERSHIP
                    REAL ESTATE AND ACCUMULATED DEPRECIATION
                                DECEMBER 31, 1998

                                  SCHEDULE III

                                                         Costs
                                                      Capitalized
                                                       Subsequent
                               Initial Cost to             to       Gross Amount at Which Carried
                               Partnership (a)        Acquisition     at Close of Period (b) (c)
                               ---------------         ----------   -----------------------------
                                                                                                                     Date
                                            Bldgs/      Land/Bldg              Buildings                Accumulated    of     Date
Description      Encumbrances    Land       Improve      Improve      Land     & Improve       Total     Deprec.(d)  Const  Acquired
                  ----------   --------   ----------   ----------   --------   ----------   ----------   ----------   ----   -------
W. DES MOINES, IA
  Olde English
  Village         $5,143,606   $815,329   $6,745,860   $1,645,656   $815,329   $8,391,516   $9,206,846   $5,071,953   1972   8/31/82
                  ----------   --------   ----------   ----------   --------   ----------   ----------   ----------   ----   -------

       Total      $5,143,606   $815,329   $6,745,860   $1,645,656   $815,329   $8,391,516   $9,206,846   $5,071,953
                  ==========   ========   ==========   ==========   ========   ==========   ==========   ==========

(a) The cost to the Partnership represents the original purchase price of the properties.

(b) The aggregate cost of real estate owned at December 31, 1998 for federal income tax purposes is $9,206,846.

(c)   Reconciliation of property:

                                                  1996              1997               1998
                                              ------------      ------------       ------------
      Balance at beginning of period          $ 26,266,330      $ 26,767,413       $ 19,299,546

      Additions during period

          Improvements                             501,083           371,752             44,278

          Dispositions                                  --        (7,839,619)       (10,136,978)
                                              ------------      ------------       ------------

          Balance at end of period            $ 26,767,413      $ 19,299,546       $  9,206,846
                                              ============      ============       ============

(d)   Reconciliation of accumulated depreciation:

      Balance at beginning of period          $ 13,062,669      $ 13,959,999       $ 10,292,116

          Depreciation expense for perio           897,330           759,499            541,317

          Dispositions                                  --        (4,427,382)        (5,761,480)
                                              ------------      ------------       ------------

      Balance at end of period                $ 13,959,999      $ 10,292,116       $  5,071,953
                                              ============      ============       ============

      Depreciation calculated on 5-27.5 year lives using the straight-line method on real porperty and accelerated for personal property.